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                                                                   EXHIBIT 10.13

            RESEARCH MATERIAL TRANSFER AND COLLABORATION AGREEMENT
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Lakaro Biopharmaceuticals, Inc., a corporation organized under the laws of the
State of Delaware, USA, with offices at 787 Seventh Avenue, NY, NY 10019 and 216 Jaffa Road, Jerusalem 94383 Israel ("Lakaro"), will provide research material to Osteotech, Inc., at 51 James Way, Eatontown, NJ 07724 United States of America ("Investigator") on the terms and conditions set forth in this Research Material Transfer Agreement ("Agreement").

     1. Lakaro will generate novel peptides to be used as research material by the Investigator as described under Section 4 ("Research Materials"). The Investigator shall also supply Lakaro with an indication of the amount of specific peptides it anticipates requiring for testing to be performed pursuant to this Agreement. It is anticipated that the area of focus will be bone healing, but the scope of the collaboration need not be limited to bone healing.

     2. Investigator agrees that any and all Research Materials will be used under suitable containment conditions solely for in vitro and in vivo laboratory studies or animal testing, and will not be used in humans. Investigator acknowledges that the Research Materials are not intended for human use and, pursuant to United States Food and Drug Administration regulations, animals receiving Research Materials and by-products of such animals may not enter the food chain. Investigator will comply with all federal, state and local laws and regulations applicable to the Research Materials.

     3. The Research Materials are being provided to Investigator pursuant to a limited license, the sole purpose of which shall be for Investigator to test the peptides to determine their efficacy in the treatment of diseases related to bone healing or other diseases identified by the parties. Investigator agrees that the Research Materials will be used solely to conduct research studies to determine the feasibility of using the Research Materials concept as it relates to bone healing and, should the parties so agree, other diseases, as set forth in more detail in Section 20 ("Research Studies"), and will be used only for research purposes. Investigator further agrees that it shall not use the Research Materials to make peptide derivatives or peptidomimetics and that Research Materials will not be transferred or provided to third parties outside the Investigator's premises without Lakaro's prior written approval.

     4. Lakaro shall generate the Research Materials within two (2) months after receiving the signed Research Material Transfer Agreement. Investigator shall have up to four (4) months from receipt of the Research Materials to test them.

     5. Investigator will provide Lakaro with access to all data generated from the Research Studies and, upon completion of the Research Studies, a summary of the results of the Research Studies with respect to the Research Materials. Upon completion of the Research Studies, Investigator shall return to Lakaro all Research Materials in Investigator's possession.

     6. Investigator will not use the data or results that is produced from work with the Research Materials for any purpose other than determining Investigator's interest, if any, in entering into a business relationship with Lakaro with respect to the Research Materials.

     7. Investigator may not publish or otherwise disclose data or results obtained using the Research Materials provided without Lakaro's prior written approval.

     8. Unless otherwise expressly provided in writing by Lakaro, no right or license in or to patents, patent applications, trade secrets or other intellectual property rights of Lakaro, is granted or implied hereunder, except for the sole purpose of conducting the studies specifically described herein. Should a patentable invention or inventions result or arise from the Investigator's conduct of the Research Studies where proprietary materials of Investigator are utilized, Investigator and Lakaro shall pursue applications for jointly-held patents in connection with such invention or inventions.

     9. Investigator acknowledges that the Research Materials are the confidential property of Lakaro and that in the course of performing the research studies, Investigator may receive confidential technical and business information of Lakaro ("Information"). Investigator hereby agrees not to use the Information except for the purpose of conducting the Research Studies, and not to disclose the Information to third parties without the express written permission of Lakaro, except that Investigator shall not be prevented from using or disclosing Information:

     (a) that is approved in writing by Lakaro for release by Investigator without restrictions; or

     (b) that Investigator can demonstrate by written records was previously known to Investigator; or
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     (c) which is now public knowledge, or becomes public knowledge, or becomes public knowledge in the future, other than through acts of omissions of Investigator in violation of this Section 9;

     (d) which is lawfully obtained by Investigator from sources independent of Lakaro who have a lawful right to disclose such Information; or

     (e) which is independently developed or acquired by personnel of Investigator who have not had access to, or knowledge of, the Information supplied by Lakaro.

In case Information is provided in oral form, the above obligation shall apply only to the extent such oral Information has been confirmed in writing to the Investigator and marked Confidential within forty five (45) days after the date of oral disclosure. The obligations of Investigator under the terms of this
Section 9 shall remain in effect for five (5) years after the effective date of this Agreement. The Investigator shall be entitled to retain for its legal files a copy of all Information received under this Agreement for the sole purpose of determining the scope and effect of its confidentiality obligations hereunder.

     10. Investigator shall pay Lakaro the amount of *** for one (1) gram in the Research Materials, which amount shall include all applicable taxes and shipping charges.

     11. Upon the satisfactory conclusion of the Research Studies, Investigator shall have a two month exclusive period in which to enter into a license and co-development agreement with Lakaro for the subject indications.

     12. Lakaro shall have the right to publicize the existence of the relationship reflected in this Agreement following the prior written approval by Investigator of the proposed publication in each case.

     13. Investigator shall indemnify and hold harmless Lakaro, its employees or agents from and against all loss or expense by reason of any liability imposed by law upon Lakaro, provided that such loss or expense is due, or claimed to be due, as a result of negligence or willful acts or omissions by Investigator.

     14. LAKARO PROVIDES NO WARRANTIES FOR THE RESEARCH MATERIALS, EXPRESS
OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, AND SIGNALSITE SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

     15. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Israel, without reference to conflict of laws principles. Both parties will use their best efforts to settle all disputes amicably. All disputes and differences of any kind related to this Agreement which cannot be solved amicably by the parties shall be referred to arbitration under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with those Rules. The arbitration shall take place in London and shall be conducted in the English language. The award of the arbitrator shall be final and binding on both parties. The parties bind themselves to carry out the awards of the arbitrator.

     16. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default. This Agreement constitutes the entire and exclusive Agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels all previous registrations, agreements, commitments and writings in respect thereof.

     17. Either party may assign this Agreement to a parent, subsidiary, affiliate or division of that party following written notification of such assignment to the other party.

     18. Each person signing below and each Party on whose behalf such person executes this Agreement warrants that he or it, as the case may be, has the authority to enter this Agreement and perform or cause the party on whose behalf he has signed to perform the obligations hereunder.
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     19. Description and amount of the Research Materials to be provided by
Lakaro   ***

     20. Description of the Research Studies to be conducted:
         ***


Lakaro                        Investigator


By: /s/ Benjamin Corn              By: /s/ James Russell, Ph.D.
   ----------------------             ---------------------------

Print Name: Benjamin Corn          Print Name: James Russell, Ph.D.

Title: President                   Title: Executive Vice President,
                                            Chief Science Officer

Date: December 27, 1999            Date: December 17, 1999